UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2017

OLD POINT FINANCIAL CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia	000-12896	54-1265373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Mellen Street
Hampton, Virginia  23663
(Address of principal executive offices)  (Zip Code)

(757)728-1200
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

On May 23, 2017, Old Point Financial Corporation (the Company) announced that the Company's Board of Directors has appointed Mr. Jeffrey W. Farrar, 56, to the position of Chief Financial Officer and Senior Vice President/Finance of the Company and Chief Financial Officer and Executive Vice President of The Old Point National Bank of Phoebus (the Bank).  Mr. Farrar's appointment is effective June 1, 2017.  He will also serve as the Company's Principal Financial and Accounting Officer.  Mr. Farrar succeeds Mrs. Laurie D. Grabow as Chief Financial Officer, who as previously announced will retire effective May 31, 2017.

Mr. Farrar began his career in public accounting with BDO Seidman (now BDO USA, LLP) and has more than 20 years of experience in banking, serving as Chief Financial Officer for StellarOne Corporation and its predecessor companies for 18 years and as Director of Wealth Management, Mortgage and Insurance for Union Bankshares Corporation for the past 3 years. Mr. Farrar earned his B.S. in accounting from Virginia Tech and his MBA from Virginia Commonwealth University. He is a certified public accountant.

The material terms of Mr. Farrar's compensation will include an initial base annual salary of $285,000, subject to annual performance reviews, and participation in the Company's short- and long-term incentive plans, with a guaranteed annual cash bonus of 9% of base salary for 2017, prorated for time employed during 2017. Mr. Farrar also will receive a sign-on equity award valued at $200,000, with vesting over four years. He will be entitled up to $60,000 in relocation expenses and $1,500 per month for up to 6 months in temporary living expenses. Mr. Farrar will be eligible to participate in the Bank's employee benefit plans and programs on terms offered to similarly situated employees. Mr. Farrar and the Company anticipate entering into an employment agreement.

There are no arrangements or understandings between Mr. Farrar and any other person pursuant to which he was appointed, nor are there are any family relationships between Mr. Farrar and any of the Company's directors or executive officers. Mr. Farrar does not have any material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

A copy of the Company's press release with respect to Mr. Farrar's appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Additional Employment of Retiring Chief Financial Officer

In order to provide a smooth transition of the Chief Financial Officer role, following her retirement on May 31, 2017, Mrs. Grabow will provide services to the Company and the Bank on a part-time basis as a non-executive employee until no later than July 14.  Mrs. Grabow will be paid on an hourly basis and will be reimbursed for travel and business expenses.

The foregoing description of the Additional Employment Arrangement is only a summary and is qualified in its entirety by reference to the Additional Employment Arrangement itself, a copy of which is attached as Exhibit 10.18 to this Current Report on Form 8-K and is incorporated by reference herein.

Item  9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit 10.18	Additional Employment Arrangement by and among Laurie D. Grabow and Old Point Financial Corporation and The Old Point National Bank of Phoebus, dated as of May 23, 2017
	Exhibit 99.1	Press release dated May 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old Point Financial Corporation
Registrant

Date: May 23, 2017	/s/ Robert F. Shuford, Sr.
Robert F. Shuford, Sr.
Chairman of the Board
President & Chief Executive Officer